Exhibit 11

LIVEREEL MEDIA CORPORATION

CODE OF ETHICS

FOR

CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER OR CONTROLLER AND PERSONS PERFORMING SIMILAR FUNCTIONS

General Philosophy

The honesty, integrity and sound judgment of LiveReel Media Corporation (“LiveReel ” or the “Company”) Chief Executive Officer, Chief Financial Officer or Controller and persons performing similar functions (collectively the “Principal Officers”) is fundamental to our reputation and success.  The professional and ethical conduct of the Principal Officers is essential to the proper functioning and success of LiveReel.

Applicability

This Code of Ethics shall apply to LiveReel’s Principal Officers.

Standards of Conduct

To the best of their knowledge and ability, the Principal Officers shall:

•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
provide full, fair, accurate, timely, and understandable disclosure in reports and documents that LiveReel files with, or submits to, the Securities and Exchange Commission (“Commission”) and in other public communications made by LiveReel;

•	comply with applicable governmental laws, rules and regulations;

•	promote the prompt internal reporting of violations of this Code of Ethics to LiveReel’s board of directors and outside legal counsel;

•	respect the confidentiality of information acquired in the course of employment;

•	maintain the skills necessary and relevant to LiveReel’s needs; and

•	proactively promote ethical and honest behavior among employees of LiveReel and its subsidiary.

All Principal Officers are expected to adhere to the LiveReel Code of Ethics.  Any violation of this Code of Ethics will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.  The board of directors shall have responsibility for administration of this Code of Ethics and shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics for Principal Officers.  In the event that a waiver of, modification of and/or change to this Code of Ethics is approved and granted, then the notice of the waiver, modification, and/or change shall be disclosed as may be required by SEC rules or the rules of any exchange on which the securities of the Company are then trading.